Exhibit 99.1

TerraForm Power Announces Improved Terms for the Acquisition of the Vivint Solar Portfolio

•	Expected purchase price reduced from $922 million to an estimated $799 million

•	TerraForm Power to only pay for installed systems at closing

BETHESDA, Md., Dec. 9, 2015 — TerraForm Power, Inc. (Nasdaq: TERP), a global owner and operator of clean energy power plants, today announced that it has revised and improved the terms of its agreement to acquire the Vivint Solar portfolio of installed residential rooftop solar systems in connection with the planned merger of Vivint Solar, Inc (NYSE: VSLR) with a subsidiary of SunEdison, Inc (NYSE: SUNE).

Improvements in the terms of the initial portfolio purchase

Under the revised agreement, the consideration paid will be calculated based on the number of megawatts (“MW”) of installed solar system in the acquired portfolio multiplied by $1.70 per watt, rather than the previously contemplated pre-set amount of $922 million before fees. At the estimated 470 MW portfolio size at closing, this would result in a purchase price of approximately $799 million before fees. This would represent a reduction of approximately $123 million in consideration paid for the portfolio compared to the original agreement – with approximately $30 million in savings from lower price per watt, and approximately $93 million from reduced MW volume, with the exact amount of such savings depending on the date of the closing of the merger between SunEdison and Vivint Solar, Inc., which is expected to occur in the first quarter of 2016. As a result of the amendment, TerraForm Power will no longer receive the originally contemplated short-term interest bearing note from SunEdison for residential solar systems that are not delivered on the closing date.

TerraForm Power also expects to be able to assume the aggregation facility that is already in place for the portfolio, thereby reducing its expected cash payment obligation by approximately $236 million to an estimated $563 million. TerraForm Power continues to maintain an unsecured bridge financing commitment from its lenders with respect to its payment obligations under the purchase agreement. In addition, TerraForm Power is actively evaluating selling some or all of this initial portfolio to a third party.

Improvements in the terms of the Take/Pay agreement

In addition, TerraForm Power and SunEdison also amended the terms of the contemplated take/pay agreement for the future acquisition of residential solar systems by TerraForm Power from SunEdison so that TerraForm Power’s obligation to purchase the cash equity interest in residential solar systems from SunEdison has been reduced to 400 MW in 2016 and 450 MW for each of the four years thereafter (the “Take/Pay agreement”).

Any assets that TerraForm Power acquires are to be purchased at fair market value, subject to downward price adjustment to achieve certain minimum returns. The Take/Pay agreement is required to secure the $300 million term loan facility that SunEdison intends to enter into to partially fund the Vivint Solar transaction.

As part of the revised terms for the Take/Pay agreement, TerraForm Power now has the ability to utilize an asset-backed-security structure to reduce its obligations under the Take/Pay agreement. In addition, SunEdison has also agreed to use reasonable best efforts to sell the residential systems that TerraForm Power would otherwise be obligated to purchase (under the Take/Pay agreement) to third parties.

Finally, based on SunEdison’s projections the term loan is expected to be repaid in full by December 31, 2016, at which point any obligations under the Take/Pay agreement would be extinguished. This anticipated repayment date is earlier than previously planned, as the term loan amount has been reduced from $500 million in the original financing to $300 million.

About TerraForm Power

TerraForm Power is a renewable energy leader that is changing how energy is generated, distributed and owned. TerraForm Power creates value for its investors by owning and operating clean energy power plants. For more information about TerraForm Power, please visit: http://www.terraformpower.com.

Forward-Looking Statements

This communication contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements involve estimates, expectations, projections, goals, assumptions, known and unknown risks, and uncertainties and typically include words or variations of words such as “anticipate,” “believe,” “intend,” “plan,” “predict,” “outlook,” “objective,” “forecast,” “target,” “continue,” “will,” or “may” or other comparable terms and phrases. All statements that address operating performance, events, or developments that TerraForm Power expects or anticipates will occur in the future are forward-looking statements. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Factors that might cause such differences include, but are not limited to, a variety of economic, competitive, and regulatory factors, many of which are beyond TerraForm Power’s control and are described in TerraForm Power’s Form 10-K for the fiscal year ended December 31, 2014, as well as additional factors it may describe from time to time in other filings with the Securities and Exchange Commission, including its Form 10-Q for the quarter ended September 30, 2015. Forward-looking statements provide TerraForm Power’s current expectations or predictions of future conditions, events, or results and speak only as of the date they are made, but TerraForm Power can give no assurance that these expectations and assumptions will prove to have been correct and actual results may vary materially. TerraForm Power disclaims any obligation to publicly update or revise any forward-looking statement, except as required by law.

Contacts

Media:

Anne Granfield

Finsbury for TerraForm Power

Anne.Granfield@finsbury.com

+1 (646) 805-2033

Investors/Analysts:

Brett Prior

bprior@terraform.com

+1 (650) 889-8628